Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015
Contact:
Investor or Media Inquiries, Patrick Carroll, CFO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: pcarroll@lxp.com
FOR IMMEDIATE RELEASE
February 17, 2009
LEXINGTON REALTY TRUST ANNOUNCES
REFINANCING OF REVOLVING CREDIT FACILITY AND SECURED TERM LOAN
New York, NY – February 17, 2009 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced that it has refinanced its (1) unsecured revolving credit facility, with $25.0 million outstanding as of December 31, 2008, and (2) secured term loan, with $174.3 million outstanding as of December 31, 2008, each of which was scheduled to mature in 2009, with a secured credit facility consisting of a $165.0 million term loan and a $85.0 million revolving credit agreement with KeyBank National Association, as agent. The new facility bears interest at 2.85% over LIBOR and matures in February 2011, but can be extended until February 2012 at Lexington’s option. The new credit facility is secured by ownership interest pledges and guarantees by certain of our subsidiaries that in the aggregate own interests in a borrowing base consisting of 72 properties. With the consent of the lenders, Lexington can increase the size of (1) the term loan by $135.0 million and (2) the revolving loan by $115.0 million (or $250.0 million in the aggregate, for a total facility size of $500.0 million) by adding properties to the borrowing base.
ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.
This release may contain certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington’s current annual report on Form 8-K filed with the Securities and Exchange Commission (“ SEC”) on June 25, 2008 and other periodic reports filed with the SEC, including risks related to: (1) the failure to continue to qualify as a real estate investment trust, (2) changes in general business and economic conditions, (3) competition, (4) increases in real estate construction costs, (5) changes in interest rates, or (6) changes in accessibility of debt and equity capital markets. Copies of the periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Lexington’s future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “is optimistic” or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking

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statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.
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